Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Harvest Capital Credit Corporation:

We have audited the financial statements of Harvest Capital Credit Corporation as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 referred to in our report dated March 15, 2016 appearing in the registration statement on Form N-2. We have also previously audited the financial statements of the Company as of and for the year ended December 31, 2013, 2012 and for the period September 6, 2011 (commencement of operations) through December 31, 2011 (not presented herein) appearing under Item 8 of the Company’s 2013 Annual Report on Form 10-K, and we expressed an unqualified opinion on those financial statements. In our opinion, the senior securities table of Harvest Capital Credit Corporation for each of the years or periods in the period ended December 31, 2015 appearing on page 50 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 15, 2016